CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of WHX Corporation on Form S-8 (File No. ) of our report dated February 14, 1997 on our audits of the financial statements of Wheeling-Nisshin, Inc. as of December 31, 1996 and 1995 and for the years ended December 31, 1996, 1995 and 1994 appearing on page 50 of this form 10-K.


Coopers & Lybrand LLP
Pittsburgh, PA
October 1, 1997